Exhibit 99.1

Contact:

Kosan Biosciences

Robert G. Johnson, Jr., M.D., Ph.D.

Chief Executive Officer

(510) 732-8400, ext. 5243

johnson@kosan.com

FOR IMMEDIATE RELEASE

KOSAN ANNOUNCES PRICING OF COMMON STOCK OFFERING

Hayward, CA – March 30, 2006 – Kosan Biosciences Incorporated (Nasdaq: KOSN) today announced the pricing of an offering of 5,000,000 shares of common stock at a price of $5.00 per share. All of the shares are being offered by Kosan. The underwriters have an option to purchase up to an additional 750,000 shares to cover over-allotments, if any. The offering is expected to close on April 4, 2006.

Credit Suisse Securities (USA) LLC is acting as sole bookrunner and Cowen & Co., LLC is acting as co-lead manager of the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. A prospectus supplement and the accompanying prospectus relating to these securities will be filed with the Securities and Exchange Commission. This offering of shares of common stock may be made only by means of the prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus can be obtained from Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, New York, 10010 (Telephone number 212-325-2580) and Cowen & Co., LLC, Prospectus Department at ADP, 1155 Long Island Avenue, Edgewood, New York, New York, 11717 (Facsimile Number 631-254-7268).

About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development. Its heat shock protein 90, or Hsp90, inhibitor, KOS-953, is in Phase I and II clinical trials, primarily for multiple myeloma and HER2 positive breast cancer. KOS-953 is Kosan’s proprietary formulation of 17-AAG, a geldanamycin analog. In addition, intravenous and oral formulations of its second-generation Hsp90 inhibitor, KOS-1022, are currently in Phase I clinical trials. These compounds have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival.

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Kosan is also developing KOS-862 in Phase II clinical trials in breast cancer. KOS-862 is an epothilone with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. Its follow-on epothilone, KOS-1584, is in Phase I clinical trials. Its epothilone program is partnered with Hoffmann-La Roche, Inc. and F. Hoffmann-La Roche Ltd., collectively Roche, through a global development and commercialization agreement.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include statements relating to whether or not Kosan will consummate the offering. Kosan disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the safe harbor for forward-looking statements contained in the Act. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks and uncertainties related to customary closing conditions related to the public offering and other risks detailed from time to time in the Company’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2005 and other periodic filings with the Securities and Exchange Commission.

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